NEWS RELEASE

FOR IMMEDIATE RELEASE

SANDY SPRING BANCORP REPORTS THIRD QUARTER
AND NINE-MONTH EARNINGS

OLNEY, MARYLAND, October 23, 2007 — Sandy Spring Bancorp, Inc., (Nasdaq-SASR) the parent company of Sandy Spring Bank, today announced net income for the third quarter of 2007 of $8.2 million ($.50 per diluted share) compared to $8.1 million ($.55 per diluted share) for the third quarter of 2006 and $8.2 million ($.51 per diluted share) for the linked quarter of 2007. Net income for the quarter includes after-tax merger costs of $0.2 million ($.01 per diluted share) for the acquisitions of Potomac Bank of Virginia (“Potomac”) and CN Bancorp, Inc. (“County”), which were completed in the first and second quarters of 2007, respectively.

Net income for the nine-month period ending September 30, 2007 totaled $23.9 million ($1.50 per diluted share) compared to $24.6 million ($1.65 per diluted share) for the prior year period. Net income for the year-to-date includes after-tax merger costs of $0.9 million ($.05 per diluted share) for the acquisitions mentioned above.

Third Quarter Highlights:

•	Net interest income increased 13% for the quarter and 9% for the year to date over the prior year periods.

•	Noninterest income increased 16% for the quarter and 14% for the year to date over the prior year periods.

•	Loans and deposits increased 21% and 17% respectively, compared to September 30, 2006.

•	Net interest margin improved to 4.16% on a linked quarter basis.

•	Net income essentially equal to second quarter 2007 and third quarter 2006.

•	Integration of Potomac and County acquisitions completed.

•	Repurchased approximately 55,000 shares of company stock at average cost of $27.46 per share.

“Despite the upheaval in the mortgage market during the third quarter and the related uncertainty regarding the economic environment, Sandy Spring Bancorp had a solid quarter,” said Hunter R. Hollar, President and Chief Executive Officer of Sandy Spring Bancorp. “Both net interest income and non-interest income showed meaningful improvement over the prior year. Our net interest margin improved to 4.16% for the third quarter (4.23% for the month of September), compared to 4.08% for the linked second quarter of 2007.”

“Although non-performing assets ticked up slightly from the second quarter, we believe that credit quality continues to be a strength of Sandy Spring Bank.”

“During the third quarter we completed the integration and systems conversions associated with our two recent bank acquisitions. With these efforts successfully behind us, our focus through yearend and into 2008 will now intensify on improving operating efficiencies and generating organic growth within our core bank divisions. In this regard, we began the initial stage of our strategic business improvement. Internal communications for this effort, named L.I.F.T. (Looking Inward for Tomorrow), are currently underway and we anticipate including more details and progress updates in future releases”, said Hollar.

“We were able to take advantage of market conditions to repurchase approximately 55,000 shares of our common stock. We hope to continue our repurchase program as market conditions permit.”

Sandy Spring Bancorp’s return on average stockholders’ equity was 10.55% for the third quarter of 2007, compared to 14.06% for the same period in the prior year. Return on average assets for the third quarter of 2007 was 1.08%, compared to 1.24% for the third quarter of 2006.

For the first nine months of 2007, return on average stockholders’ equity was 11.28%, compared to 14.64% for the first nine months of 2006. Return on average assets for the first nine months of 2007 was 1.10%, compared to 1.29% for the first nine months of 2006.

Review of Balance Sheet and Credit Quality

Comparing September 30, 2007 balances to September 30, 2006, total assets increased 14% to $3.0 billion due mainly to the County and Potomac acquisitions together with steady growth in the commercial loan portfolio. Total loans and leases increased 21% to $2.2 billion compared to the prior year. The two acquisitions accounted for approximately 74% of the year-over-year loan growth. Excluding these acquisitions, the loan portfolio increased 6% over the third quarter of the prior year. This increase was comprised mainly of a 13% increase in commercial loans. Customer funding sources, which include deposits plus other short-term borrowings from core customers, increased 16% to $2.4 billion at September 30, 2007 compared to the prior year. Again, most of the growth in such funding sources was due to the two acquisitions. On a linked quarter basis, such customer funding sources decreased 8% compared to the second quarter of 2007. This decline was due primarily to intense market competition for deposits coupled with the Company’s plan to use conservative deposit pricing to manage its liquidity position and net interest margin together with some expected deposit runoff from the acquisitions.

Stockholders’ equity totaled $310.6 million at quarter-end, and represented 10.5% of total assets, compared to 9.0% at September 30, 2006. During the quarter, the Company repurchased 54,838 shares at an average cost of $27.46 per share. At September 30, 2007, 731,407 shares remained available for repurchase under the current authorization.

The provision for loan and lease losses totaled $0.8 million for the third quarter of 2007 compared to $0.6 million for the third quarter of 2006 and $0.8 million for the linked quarter of 2007. The provision for loan and lease losses totaled $2.4 million for the first nine months of 2007 compared to $2.5 million for the same period in 2006. The allowance for loan and lease losses represented 1.07% of outstanding loans at September 30, 2007.

Non-performing assets totaled $25.8 million at September 30, 2007 compared to $22.2 million at June 30, 2007 and $3.8 million at September 30, 2006. The increase over the linked prior quarter of 2007 was due mainly to one commercial loan totaling $2 million on which no loss is expected. The increase over the prior year also reflects one loan totaling $13.6 million that was put on non-accrual status in the second quarter of 2007. Management does not expect a loss on this loan, which is well secured.

Income Statement Review

Comparing the third quarter of 2007 and 2006, net interest income increased by $3.1 million, or 13%, due primarily to continued growth in the loan portfolio and higher loan yields, which were largely offset by increased rates on interest-bearing deposits and an increased use of time deposits to fund loan growth. These factors produced a net interest margin decrease to 4.16% in 2007 from 4.25% in 2006.

Noninterest income increased to $11.1 million in the third quarter of 2007 as compared to $9.6 million in 2006, an increase of 16%. Service charges on deposit accounts increased 58% due primarily to higher overdraft fees while Visa® check fees increased 21% reflecting continued growth in electronic transactions. Trust and investment management fees increased 9% due primarily to higher assets under management.

Noninterest expenses were $25.9 million in the third quarter of 2007 compared to $21.7 million in 2006, an increase of $4.2 million or 19%. This increase was driven mainly by operating expenses of Potomac and County together with an additional 28% increase in occupancy costs and a 34% increase in other expenses due to higher professional and consulting fees. Intangibles amortization increased $0.4 million or 51% as a result of the two acquisitions.

Comparing the first nine months of 2007 and 2006, net interest income increased by $6.3 million, or 9%, due primarily to continued growth in the loan portfolio and increased loan yields, which was offset in part by increased rates on interest bearing deposits and increased use of time deposits to fund loans. The net interest margin decreased to 4.10% in 2007 from 4.30% in 2006.

Noninterest income increased 14% for the first nine months of 2007 compared to 2006. Service charges on deposit accounts increased 39% due mainly to higher overdraft fees mentioned above while income from bank owned life insurance grew by 23% due to higher rates and insurance policies added from the two acquisitions. Visa® check fees increased 16% due to an increased volume of electronic transactions while fees on sales of investment products increased 9% over the prior year due to higher sales of mutual funds and growth in assets under management. Insurance agency commissions also increased 6% for the year-to-date over 2006 due to higher contingency fees and increased premium volume in the area of physicians’ liability insurance.

Noninterest expenses were $74.5 million in 2007 compared to $62.9 million in 2006, an increase of $11.6 million or 18%. This increase was primarily the result of operating expenses of Potomac and County. Excluding the acquisitions, occupancy costs increased 19% and other expenses increased 29% due primarily to higher professional and consulting fees as mentioned above. Intangibles amortization increased $0.7 million or 33% as a result of the two acquisitions.

Conference Call

The Company’s management will host a conference call to discuss its third quarter and year-to-date results today at 2:00 P.M. (ET). A live Web cast of the conference call is available through the Investor Relations’ section of the Sandy Spring Web site at www.sandyspringbank.com.  Participants may call 877-407-8031; a password is not necessary. Visitors to the Web site are advised to log on 10 minutes ahead of the scheduled start of the call. An internet-based replay will be available at the Web site until 11:59 p.m. October 24, 2007. A telephone voice replay will also be available during that same time period at 877-660-6853. Please use pass code #286 and conference ID #246998 to access.

About Sandy Spring Bancorp/Sandy Spring Bank

With $3.0 billion in assets, Sandy Spring Bancorp is the holding company for Sandy Spring Bank and its principal subsidiaries, Sandy Spring Insurance Corporation, The Equipment Leasing Company and West Financial Services, Inc. Sandy Spring Bancorp is the second largest publicly traded banking company headquartered in Maryland. Sandy Spring is a community banking organization that focuses its lending and other services on businesses and consumers in the local market area. Independent and community-oriented, Sandy Spring Bank was founded in 1868 and offers a broad range of commercial banking, retail banking and trust services through 42 community offices in Anne Arundel, Carroll, Frederick, Howard, Montgomery, and Prince George’s counties in Maryland, and Fairfax and Loudoun counties in Virginia. Through its subsidiaries, Sandy Spring Bank also offers a comprehensive menu of leasing, insurance and investment management services. Visit www.sandyspringbank.com to locate an ATM near you or for more information about Sandy Spring Bank.

For additional information or questions, please contact:
Hunter R. Hollar, President & Chief Executive Officer, or
Philip J. Mantua, Executive V.P. & Chief Financial Officer
Sandy Spring Bancorp
17801 Georgia Avenue
Olney, Maryland 20832
1-800-399-5919
E-mail:    HHollar@sandyspringbank.com
PMantua@sandyspringbank.com
Web site: www.sandyspringbank.com

Forward-Looking Statements

Sandy Spring Bancorp makes forward-looking statements in this news release and in the conference call regarding this news release. These forward-looking statements may include: statements of goals, intentions, earnings expectations, and other expectations; estimates of risks and of future costs and benefits; assessments of probable loan and lease losses; assessments of market risk; and statements of the ability to achieve financial and other goals.

Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. Sandy Spring Bancorp does not assume any duty and does not undertake to update its forward-looking statements. Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those that Sandy Spring Bancorp anticipated in its forward-looking statements, and future results could differ materially from historical performance.

Sandy Spring Bancorp’s forward-looking statements are subject to the following principal risks and uncertainties: general economic conditions and trends, either nationally or locally; conditions in the securities markets; changes in interest rates; changes in deposit flows, and in the demand for deposit, loan, and investment products and other financial services; changes in real estate values; changes in the quality or composition of the Company’s loan or investment portfolios; changes in competitive pressures among financial institutions or from non-financial institutions; the Company’s ability to retain key members of management; changes in legislation, regulations, and policies; and a variety of other matters which, by their nature, are subject to significant uncertainties. Sandy Spring Bancorp provides greater detail regarding some of these factors in its Form 10-K for the year ended December 31, 2006, including in the Risk Factors section of that report, and in its other SEC reports. Sandy Spring Bancorp’s forward-looking statements may also be subject to other risks and uncertainties, including those that it may discuss elsewhere in this news release or in its filings with the SEC, accessible on the SEC’s Web site at www.sec.gov.

Sandy Spring Bancorp, Inc. and Subsidiaries
FINANCIAL HIGHLIGHTS
(Dollars in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
	2007	2006	Change	2007	2006	Change
Profitability for the period:
Net interest income	$27,212	$24,122	13	$77,426	$71,151	9
Provision for loan and lease losses	750	550	36	2,369	2,545	(7)
Noninterest income	11,130	9,590	16	32,909	28,831	14
Noninterest expenses	25,899	21,694	19	74,472	62,878	18
Income before income taxes	11,693	11,468	2	33,494	34,559	(3)
Net income	8,181	8,122	1	23,895	24,557	(3)

Return on average assets	1.08%	1.24%		1.10%	1.29%
Return on average equity	10.55%	14.06%		11.28%	14.64%
Net interest margin	4.16%	4.25%		4.10%	4.30%
Efficiency ratio - GAAP based *	67.55%	64.35%		67.50%	62.89%
Efficiency ratio - traditional *	62.30%	59.20%		62.51%	57.98%

Per share data:
Basic net income	$0.50	$0.55	(9)	$1.50	$1.66	(10)
Diluted net income	0.50	0.55	(9)	1.50	1.65	(9)
Dividends declared	0.23	0.22	5	0.69	0.66	5
Book value	18.92	15.78	20	18.92	15.78	20
Tangible book value	13.17	14.15	(7)	13.17	14.15	(7)
Average fully diluted shares	16,508,922	14,915,454		15,980,035	14,920,255

At period-end:
Assets	$2,965,492	$2,598,458	14	$2,965,492	$2,598,458	14
Deposits	2,280,102	1,947,850	17	2,280,102	1,947,850	17
Loans and leases	2,201,599	1,815,490	21	2,201,599	1,815,490	21
Securities	452,195	551,138	(18)	452,195	551,138	(18)
Stockholders' equity	310,624	233,693	33	310,624	233,693	33

Capital and credit quality ratios:
Average equity to average assets	10.19%	8.90%		9.72%	8.89%
Allowance for loan and lease losses to loans
and leases	1.07%	1.07%		1.07%	1.07%
Nonperforming assets to total assets	0.87%	0.15%		0.87%	0.15%
Annualized net charge-offs to average
loans and leases	0.16%	0.00%		0.07%	0.00%

*
The GAAP based efficiency ratio is noninterest expenses divided by net interest income plus noninterest income from the Consolidated Statements of Income. The traditional, non-GAAP efficiency ratio excludes intangible asset amortization from noninterest expenses; excludes securities gains from noninterest income; and adds the tax-equivalent adjustment to net interest income. See the Reconciliation Table included with these Financial Highlights.

Certain reclassifications and restatements of information previously reported have been made to conform with current presentation.

Sandy Spring Bancorp, Inc. and Subsidiaries
Reconciliation of GAAP-based and Traditional Efficiency Ratios
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Noninterest expenses-GAAP based	$25,899	$21,694	$74,472	$62,878
Net interest income plus noninterest income-
GAAP based	38,342	33,712	110,335	99,982

Efficiency ratio-GAAP based	67.55%	64.35%	67.50%	62.89%

Noninterest expenses-GAAP based	$25,899	$21,694	$74,472	$62,878
Less non-GAAP adjustment:
Amortization of intangible assets	1,123	743	2,956	2,227
Noninterest expenses-traditional ratio	24,776	20,951	71,516	60,651

Net interest income plus noninterest income-
GAAP based	38,342	33,712	110,335	99,982
Plus non-GAAP adjustment:
Tax-equivalency	1,447	1,677	4,096	4,618
Less non-GAAP adjustments:
Securities gains	22	0	28	1
Net interest income plus noninterest
income - traditional ratio	$39,767	$35,389	$114,403	$104,599

Efficiency ratio - traditional	62.30%	59.20%	62.51%	57.98%

Sandy Spring Bancorp, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)
	September 30		December 31
	2007	2006	2006
Assets
Cash and due from banks	$58,698	$42,558	$54,945
Federal funds sold	13,375	25,129	48,978
Cash and cash equivalents	72,073	67,687	103,923

Interest-bearing deposits with banks	483	317	2,974
Residential mortgage loans held for sale (at fair value)	6,099	21,111	10,595
Investments available-for-sale (at fair value)	196,138	261,645	256,845
Investments held-to-maturity - fair value of $241,984
$278,415 and $273,206, respectively	237,231	272,143	267,344
Other equity securities	18,826	17,350	16,719

Total loans and leases	2,201,599	1,815,490	1,805,579
Less: allowance for loan and lease losses	(23,567)	(19,433)	(19,492)
Net loans and leases	2,178,032	1,796,057	1,786,087

Premises and equipment, net	55,016	45,831	47,756
Accrued interest receivable	16,008	15,399	15,200
Goodwill	76,625	12,606	12,494
Other intangible assets, net	17,754	11,431	10,653
Other assets	91,207	76,881	79,867
Total assets	$2,965,492	$2,598,458	$2,610,457

Liabilities
Noninterest-bearing deposits	$453,536	$416,712	$394,662
Interest-bearing deposits	1,826,566	1,531,138	1,599,561
Total deposits	2,280,102	1,947,850	1,994,223

Short-term borrowings	298,083	356,563	314,732
Other long-term borrowings	7,793	1,896	1,808
Subordinated debentures	35,000	35,000	35,000
Accrued interest payable and other liabilities	33,890	23,456	26,917
Total liabilities	2,654,868	2,364,765	2,372,680

Stockholders' Equity
Common stock -- par value $1.00; shares authorized
50,000,000; shares issued and outstanding 16,420,911
14,811,974 and 14,826,805, respectively	16,421	14,812	14,827
Additional paid in capital	85,982	27,349	27,869
Retained earnings	211,787	191,884	199,102
Accumulated other comprehensive income(loss)	(3,566)	(352)	(4,021)
Total stockholders' equity	310,624	233,693	237,777
Total liabilities and stockholders' equity	$2,965,492	$2,598,458	$2,610,457

Certain reclassifications and restatements of information previously reported have been made to conform with current presentation.

Sandy Spring Bancorp, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
Interest income:
Interest and fees on loans and leases	$39,789	$32,686	$112,756	$92,831
Interest on loans held for sale	234	222	701	514
Interest on deposits with banks	590	4	1,081	18
Interest and dividends on securities:
Taxable	3,211	4,090	10,832	10,490
Exempt from federal income taxes	2,468	2,839	7,776	8,783
Interest on federal funds sold	666	177	1,720	432
Total interest income	46,958	40,018	134,866	113,068
Interest expense:
Interest on deposits	15,898	10,378	45,263	26,846
Interest on short-term borrowings	3,198	4,943	10,265	13,342
Interest on long-term borrowings	650	575	1,912	1,729
Total interest expense	19,746	15,896	57,440	41,917
Net interest income	27,212	24,122	77,426	71,151
Provision for loan and lease losses	750	550	2,369	2,545
Net interest income after provision for loan and lease losses	26,462	23,572	75,057	68,606
Noninterest income:
Securities gains	22	0	28	1
Service charges on deposit accounts	2,999	1,904	7,937	5,702
Gains on sales of mortgage loans	738	718	2,149	2,049
Fees on sales of investment products	765	783	2,471	2,264
Trust and investment management fees	2,365	2,164	7,007	6,476
Insurance agency commissions	1,294	1,406	5,422	5,132
Income from bank owned life insurance	720	591	2,097	1,711
Visa check fees	730	603	2,037	1,750
Other income	1,497	1,421	3,761	3,746
Total noninterest income	11,130	9,590	32,909	28,831
Noninterest expenses:
Salaries and employee benefits	14,654	12,622	41,864	37,823
Occupancy expense of premises	2,946	2,175	8,072	6,340
Equipment expenses	1,631	1,384	4,734	4,112
Marketing	359	1,160	1,563	1,973
Outside data services	870	872	2,873	2,486
Amortization of intangible assets	1,123	743	2,956	2,227
Other expenses	4,316	2,738	12,410	7,917
Total noninterest expenses	25,899	21,694	74,472	62,878
Income before income taxes	11,693	11,468	33,494	34,559
Income tax expense	3,512	3,346	9,599	10,002
Net income	$8,181	$8,122	$23,895	$24,557
Basic net income per share	$0.50	$0.55	$1.50	$1.66
Diluted net income per share	0.50	0.55	1.50	1.65
Dividends declared per share	0.23	0.22	0.69	0.66

Certain reclassifications and restatements of information previously reported have been made to conform with current presentation.

Sandy Spring Bancorp, Inc. and Subsidiaries
Historical Trends in Quarterly Financial Data			2007			2006
(Dollars in thousands, except per share data)	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Profitability for the quarter:
Tax-equivalent interest income	$48,405	$47,378	$43,179	$42,000	$41,695	$39,372	$36,619
Interest expense	19,746	19,815	17,879	16,770	15,896	14,021	12,000
Tax-equivalent net interest income	28,659	27,563	25,300	25,230	25,799	25,351	24,619
Tax-equivalent adjustment	1,447	1,364	1,285	1,625	1,677	1,499	1,442
Provision for loan and lease losses	750	780	839	250	550	1,045	950
Noninterest income	11,130	10,873	10,906	10,064	9,590	9,395	9,846
Noninterest expenses	25,899	24,959	23,614	22,218	21,694	20,828	20,356
Income before income taxes	11,693	11,333	10,468	11,201	11,468	11,374	11,717
Income tax expense	3,512	3,164	2,923	2,887	3,346	3,279	3,377
Net Income	8,181	8,169	7,545	8,314	8,122	8,095	8,340
Financial ratios:
Return on average assets	1.08%	1.10%	1.12%	1.26%	1.24%	1.27%	1.36%
Return on average equity	10.55%	11.45%	11.96%	13.75%	13.93%	14.34%	15.26%
Net interest margin	4.16%	4.08%	4.07%	4.14%	4.25%	4.30%	4.35%
Efficiency ratio - GAAP based *	67.55%	67.33%	67.62%	65.99%	64.35%	62.65%	61.64%
Efficiency ratio - traditional *	62.30%	62.26%	63.01%	60.85%	59.20%	57.81%	56.91%
Per share data:
Basic net income	$0.50	$0.51	$0.49	$0.56	$0.55	$0.55	$0.56
Diluted net income	$0.50	$0.51	$0.49	$0.55	$0.55	$0.54	$0.56
Dividends declared	$0.23	$0.23	$0.23	$0.22	$0.22	$0.22	$0.22
Book value	$18.92	$18.62	$17.51	$16.04	$15.92	$15.48	$15.21
Tangible book value	$13.17	$12.76	$13.11	$14.48	$14.30	$13.81	$13.61
Average fully diluted shares	16,508,922	16,069,771	15,400,865	14,940,873	14,915,454	14,884,677	14,924,571
Noninterest income breakdown:
Securities gains	$22	$4	$2	$0	$0	$1	$0
Service charges on deposit accounts	2,999	2,630	2,308	2,201	1,904	1,950	1,848
Gains on sales of mortgage loans	738	773	638	929	718	549	782
Fees on sales of investment products	765	906	800	696	783	763	718
Trust and investment management fees	2,365	2,361	2,281	2,286	2,164	2,196	2,116
Insurance agency commissions	1,294	1,438	2,690	1,345	1,406	1,618	2,108
Income from bank owned life insurance	720	693	684	639	591	567	553
Visa check fees	730	717	590	631	603	612	535
Other income	1,497	1,351	913	1,337	1,421	1,139	1,186
Total	11,130	10,873	10,906	10,064	9,590	9,395	9,846
Noninterest expense breakdown:
Salaries and employee benefits	$14,654	$13,776	$13,434	$12,695	$12,622	$12,730	$12,471
Occupancy expense of premises	2,946	2,709	2,417	2,153	2,175	2,039	2,126
Equipment expenses	1,631	1,501	1,602	1,364	1,384	1,412	1,316
Marketing	359	675	529	610	1,160	472	341
Outside data services	870	1,077	926	717	872	833	781
Amortization of intangible assets	1,123	1,031	802	740	743	742	742
Other expenses	4,316	4,190	3,904	3,939	2,738	2,600	2,579
Total	25,899	24,959	23,614	22,218	21,694	20,828	20,356

*
The GAAP based efficiency ratio is noninterest expenses divided by net interest income plus noninterest income from the Consolidated Statements of Income. The traditional, non-GAAP efficiency ratio excludes intangible asset amortization expenses from noninterest expenses; excludes security gains from noninterest income; and adds the tax-equivalent adjustment to net interest income. See the Reconciliation Table included with these Historical Trends in Quarterly Financial Data.

Sandy Spring Bancorp, Inc. and Subsidiaries
Historical Trends in Quarterly Financial Data	2007			2006
(Dollars in thousands, except per share data)	Q3	Q2	Q1	Q4	Q3	Q2	Q1
Balance sheets at quarter end:
Residential mortgage loans	$439,091	$427,252	$404,177	$390,852	$396,811	$386,805	$428,698
Residential construction loans	154,908	154,444	144,744	151,399	175,067	169,564	166,767
Commercial mortgage loans	645,790	660,004	621,692	509,726	505,181	461,708	425,392
Commercial construction loans	246,569	236,278	225,108	192,547	185,615	214,628	188,477
Commercial loans and leases	343,653	316,409	282,854	216,238	204,023	200,712	193,524
Consumer loans	371,588	370,621	357,607	344,817	348,793	348,547	341,490
Total loans and leases	2,201,599	2,165,008	2,036,182	1,805,579	1,815,490	1,781,964	1,744,348
Less: allowance for loan and lease losses	(23,567)	(23,661)	(22,186)	(19,492)	(19,433)	(18,910)	(17,860)
Net loans and leases	2,178,032	2,141,347	2,013,996	1,786,087	1,796,057	1,763,054	1,726,488
Goodwill	76,625	77,457	53,913	12,494	12,606	12,606	12,596
Other intangible assets, net	17,754	18,878	15,244	10,653	11,431	12,173	12,916
Total assets	2,965,492	3,101,409	2,945,477	2,610,457	2,600,633	2,588,528	2,501,752
Total deposits	2,280,102	2,386,226	2,274,322	1,994,223	1,947,850	1,818,347	1,839,355
Customer repurchase agreements	122,130	113,622	114,712	99,382	129,213	235,853	181,520
Total stockholders' equity	310,624	306,255	275,319	237,777	235,868	228,913	225,137
Quarterly average balance sheets:
Residential mortgage loans	$441,190	$426,496	$406,886	$407,277	$405,430	$449,482	$427,609
Residential construction loans	151,306	151,785	151,194	162,084	172,873	167,632	161,649
Commercial mortgage loans	647,659	630,335	565,277	504,698	465,989	436,036	424,467
Commercial construction loans	244,975	239,299	203,371	189,027	218,798	206,419	186,606
Commercial loans and leases	323,439	300,325	246,218	205,582	199,968	196,093	188,747
Consumer loans	370,585	362,221	353,668	346,030	346,639	345,194	339,299
Total loans and leases	2,179,154	2,110,461	1,926,614	1,814,698	1,809,697	1,800,856	1,728,377
Securities	458,984	523,507	551,566	544,877	583,156	554,157	555,061
Total earning assets	2,733,572	2,711,225	2,518,797	2,416,120	2,407,185	2,367,100	2,294,665
Total assets	3,019,065	2,979,820	2,743,890	2,610,023	2,600,092	2,560,633	2,484,687
Total interest-bearing liabilities	2,214,606	2,212,376	2,048,323	1,937,685	1,934,668	1,895,652	1,821,530
Noninterest-bearing demand deposits	463,018	450,887	408,954	407,659	410,912	419,454	418,214
Total deposits	2,340,004	2,290,413	2,099,409	1,970,953	1,851,098	1,819,255	1,799,213
Customer repurchase agreements	113,425	109,187	101,805	120,597	212,123	196,359	167,620
Stockholders' equity	307,564	286,040	255,781	239,921	231,364	226,440	221,599
Capital and credit quality measures:
Average equity to average assets	10.19%	9.60%	9.32%	9.19%	8.90%	8.84%	8.92%
Loan and lease loss allowance to loans and leases	1.07%	1.09%	1.09%	1.08%	1.07%	1.06%	1.02%
Nonperforming assets to total assets	0.87%	0.71%	0.24%	0.15%	0.15%	0.10%	0.12%
Annualized net (charge-offs) recoveries to
average loans and leases	0.16%	0.05%	0.00%	(0.01)%	0.00%	0.00%	0.01%
Miscellaneous data:
Net (charge-offs) recoveries	($844)	($265)	$17	($191)	($27)	$5	$24
Nonperforming assets:
Non-accrual loans and leases	17,362	18,818	1,982	1,910	1,495	1,691	585
Loans and leases 90 days past due	8,009	3,347	5,084	1,823	2,346	988	2,473
Restructured loans and leases	0	0	0	0	0	0	0
Other real estate owned, net	431	0	0	182	0	0	0
Total nonperforming assets	25,802	22,165	7,066	3,915	3,841	2,679	3,058

Sandy Spring Bancorp, Inc. and Subsidiaries
CONSOLIDATED AVERAGE BALANCES, YIELDS AND RATES
(Dollars in thousands and tax-equivalent)

	Three Months Ended September 30,
	2007			2006
			Annualized			Annualized
	Average		Average	Average		Average
	Balances	Interest	Yield/Rate	Balances	Interest	Yield/Rate
Assets
Residential mortgage loans	$441,190	$6,773	6.14%	$405,430	$5,936	5.86%
Residential construction loans	151,306	2,754	7.22	172,873	3,273	7.51
Commercial mortgage loans	647,659	11,499	7.04	465,989	8,495	7.26
Commercial construction loans	244,975	5,593	9.06	218,798	4,964	8.94
Commercial loans and leases	323,439	6,828	8.38	199,968	4,101	8.15
Consumer loans	370,585	6,576	7.07	346,639	6,140	7.03
Total loans and leases	2,179,154	40,023	7.30	1,809,697	32,909	7.23
Securities	458,984	7,126	6.11	583,156	8,606	5.82
Interest-bearing deposits with banks	44,986	590	5.20	493	4	3.45
Federal funds sold	50,448	666	5.24	13,839	176	5.07
TOTAL EARNING ASSETS	2,733,572	48,405	7.03%	2,407,185	41,695	6.87%

Less: allowance for loan and lease losses	(23,964)			(19,192)
Cash and due from banks	53,935			46,499
Premises and equipment, net	54,546			46,034
Other assets	200,976			119,566
Total assets	$3,019,065			$2,600,092

Liabilities and Stockholders' Equity
Interest-bearing demand deposits	$239,683	$223	0.37%	$218,350	$169	0.31%
Regular savings deposits	170,548	128	0.30	177,759	153	0.34
Money market savings deposits	683,909	6,614	3.84	390,757	3,196	3.24
Time deposits	782,846	8,933	4.53	652,320	6,859	4.17
Total interest-bearing deposits	1,876,986	15,898	3.36	1,440,186	10,377	2.86
Borrowings	337,620	3,848	4.53	494,482	5,519	4.43
TOTAL INTEREST-BEARING LIABILITIES	2,214,606	19,746	3.54	1,934,668	15,896	3.26

Noninterest-bearing demand deposits	463,018			410,912
Other liabilities	33,877			23,148
Stockholder's equity	307,564			231,364
Total liabilities and stockholders' equity	$3,019,065			$2,600,092

Net interest income and spread		$28,659	3.49%		$25,799	3.61%
Less: tax equivalent adjustment		1,447			1,677
Net interest income		27,212			24,122

Interest income/earning assets			7.03%			6.87%
Interest expense/earning assets			2.87			2.62
Net interest margin			4.16%			4.25%

*
Interest income includes the effects of annualized taxable-equivalent adjustments (reduced by the nondeductible portion of interest expense) using the appropriate marginal federal income tax rate of 35.00% and a marginal state income tax rate of 6.55% (or a combined marginal federal and state rate of 39.26%) for 2007 and a marginal state income tax rate of 7.00% (or a combined marginal federal and state rate of 39.55%) for 2006, to increase tax-exempt interest income to a taxable-equivalent basis. The annualized taxable-equivalent adjustment amounts utilized in the above table to compute yields aggregated to $5.7 million in 2007 and $6.7 million in 2006.

Sandy Spring Bancorp, Inc. and Subsidiaries
CONSOLIDATED AVERAGE BALANCES, YIELDS AND RATES
(Dollars in thousands and tax-equivalent)

	Nine Months Ended September 30,
	2007			2006
			Annualized			Annualized
	Average		Average	Average		Average
	Balances	Interest	Yield/Rate	Balances	Interest	Yield/Rate
Assets
Residential mortgage loans	$424,147	$19,264	6.06%	$427,426	$18,527	5.78%
Residential construction loans	151,429	8,230	7.27	167,426	9,153	7.31
Commercial mortgage loans	615,648	33,350	7.24	442,316	23,695	7.16
Commercial construction loans	229,368	15,602	9.09	204,059	13,239	8.67
Commercial loans and leases	290,190	18,018	8.30	194,977	11,648	7.98
Consumer loans	362,220	18,993	7.04	343,737	17,083	6.64
Total loans and leases	2,073,002	113,457	7.31	1,779,941	93,345	7.01
Securities	511,013	22,704	5.95	564,228	23,891	5.67
Interest-bearing deposits with banks	27,681	1,081	5.22	642	18	3.81
Federal funds sold	43,936	1,720	5.24	11,918	432	4.85
TOTAL EARNING ASSETS	2,655,632	138,962	7.00%	2,356,729	117,686	6.68%

Less: allowance for loan and lease losses	(22,439)			(18,325)
Cash and due from banks	54,448			46,261
Premises and equipment, net	51,786			45,788
Other assets	175,021			118,392
Total assets	$2,914,448			$2,548,845

Liabilities and Stockholders' Equity
Interest-bearing demand deposits	$237,173	626	0.35%	$229,629	497	0.29%
Regular savings deposits	168,957	421	0.33	189,042	556	0.39
Money market savings deposits	611,881	17,349	3.79	375,259	8,102	2.89
Time deposits	784,995	26,867	4.58	613,283	17,691	3.86
Total interest-bearing deposits	1,803,006	45,263	3.36	1,407,213	26,846	2.55
Borrowings	356,039	12,177	4.57	477,152	15,071	4.22
TOTAL INTEREST-BEARING LIABILITIES	2,159,045	57,440	3.56	1,884,365	41,917	2.97

Noninterest-bearing demand deposits	441,151			416,167
Other liabilities	30,916			21,810
Stockholder's equity	283,336			226,503
Total liabilities and stockholders' equity	$2,914,448			$2,548,845

Net interest income and spread		$81,522	3.44%		$75,769	3.71%
Less: tax equivalent adjustment		4,096			4,618
Net interest income		77,426			71,151

Interest income/earning assets			7.00%			6.68%
Interest expense/earning assets			2.90			2.38
Net interest margin			4.10%			4.30%

*
Interest income includes the effects of annualized taxable-equivalent adjustments (reduced by the nondeductible portion of interest expense) using the appropriate marginal federal income tax rate of 35.00% and a marginal state income tax rate of 6.55% (or a combined marginal federal and state rate of 39.26%) for 2007 and a marginal state income tax rate of 7.00% (or a combined marginal federal and state rate of 39.55%) for 2006, to increase tax-exempt interest income to a taxable-equivalent basis. The annualized taxable-equivalent adjustment amounts utilized in the above table to compute yields aggregated to $5.5 million in 2007 and $6.2 million in 2006.